EXHIBIT 4.6

SECURITY AGREEMENT

dated as of December 20, 2007

among

LYONDELL CHEMICAL COMPANY
as Borrowers Agent

EQUISTAR CHEMICALS, LP
HOUSTON REFINING LP
BASELL USA INC.

THE OTHER LIEN GRANTORS FROM TIME TO TIME PARTY HERETO

as Lien Grantors

and

CITIBANK, N.A.,
as Administrative Agent

EXHIBITS:
Exhibit A	Perfection Certificate

SECURITY AGREEMENT

AGREEMENT (this Agreement) dated as of December 20, 2007 among Lyondell Chemical Company, a Delaware corporation, as Borrowers Agent; Equistar Chemicals, LP, a Delaware limited partnership, Houston Refining LP, a Delaware limited partnership, Basell USA, Inc., a Delaware corporation, and any other Lien Grantors party hereto; and Citibank, N.A. (Citibank), as Administrative Agent.

WHEREAS, the Borrowers (as this and other capitalized terms are defined in Section 1 hereof) have entered into the Credit Agreement as Borrowers, pursuant to which the Borrowers intend to borrow funds and obtain letters of credit for the purposes set forth therein;

WHEREAS, the Borrowers are willing to secure their obligations under the Credit Agreement, the other Loan Documents and certain cash management obligations, by granting Liens on certain of their assets to the Administrative Agent as provided in the Collateral Documents;

WHEREAS, the Lenders are willing to make loans and issue or participate in letters of credit under the Credit Agreement described in Section 1 hereof on the terms set forth therein if the foregoing obligations of the Borrowers are secured as described above;

WHEREAS, upon any foreclosure or other enforcement of the Collateral Documents, the net proceeds of the relevant Collateral are to be received by or paid over to the Administrative Agent and applied as provided in Section 7 hereof;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Definitions.

(a)      Terms Defined in Credit Agreement.  Terms defined in the Credit Agreement and not otherwise defined in Section 1(b) or 1(c) have, as used herein, the respective meanings provided for therein.

(b)      Terms Defined in UCC.  As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Cash Proceeds	9-102
Chattel Paper	9-102
Control	9-104
Deposit Account	9-102
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Record	9-102
Supporting Obligation	9-102

i

(c)       Additional Definitions.  The following additional terms, as used herein, have the following meanings:

Additional Secured Obligations means the Secured Cash Management Obligations.

Administrative Agent means Citibank in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

Basell means Basell USA Inc., a Delaware corporation.

Borrowers means Lyondell, Equistar, HRLP, Basell and each other Borrower under the Credit Agreement.

Cash Collateral Account has the meaning set forth in Section 5.

Citibank shall have the meaning assigned to that term in the recital of the parties hereto.

Collateral shall have the meaning assigned to such term in Section 2.

Compliance Period means the period commencing on the Closing Date and ending 30 days thereafter (or such longer period as the Administrative Agent may, in the good faith exercise of its discretion, determine to be warranted).

Contracts means all contracts for the sale, lease, exchange or other disposition of Inventory or the performance of services, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto.

Credit Agreement means the Credit Agreement dated as of December 20, 2007 among the Borrowers, the Lenders party thereto, Citibank, as Collateral Agent and Administrative Agent and the other banks and financial institutions party thereto.

Equistar means Equistar Chemicals, LP, a Delaware limited partnership.

Estimated Liquidated Amount means, with respect to any Unliquidated Secured Obligation as of any date of determination, (i) in the case of any Letter of Credit, the maximum amount which may be drawn thereunder and (ii) in the case of any other Unliquidated Secured Obligation, the amount, if any, notified to the Administrative Agent and the Borrowers by the applicable Secured Party pursuant to Section 7(b) not more than two Business Days prior to such date as the maximum ascertainable amount of such Secured Obligation.

HRLP means Houston Refining LP, a Delaware limited partnership.

Intellectual Property means the right to use any trademark, tradename, copyright, patent or other intellectual property, whether owned by or licensed to a Lien Grantor.

Inventory Concentration Account has the meaning set forth in Section 5.

Lien Grantor means each of Equistar, HRLP, Basell, and any other Borrower (other than Lyondell) under the Credit Agreement from time to time party hereto as Lien Grantor.  As contemplated by Section 1.05 of the Credit Agreement, Lyondell may at its election become a Lien Grantor hereunder by execution and delivery of an instrument to that effect reasonably satisfactory to the Administrative Agent.  It is acknowledged that as of the date hereof, Lyondell is the owner of all Equity Interests in LyondellBasell Receivables, so that none of such Equity Interests are Collateral.

Liquid Investment means (i) direct obligations of the United States or any agency thereof, (ii) obligations guaranteed by the United States or any agency thereof, (iii) time deposits and money market deposit accounts issued by or guaranteed by or placed with a financial institution reasonably acceptable to the Administrative Agent, and (iv) fully collateralized repurchase agreements for securities described in clause (i) or (ii) above entered into with a financial institution reasonably acceptable to the Administrative Agent, provided in each case that such Liquid Investment (x) matures within 30 days after it is first included in the Collateral and (y) is in a form, and is issued and held in a manner, that in the reasonable judgment of the Administrative Agent permits appropriate measures to have been taken to perfect security interests therein.

Liquidated Secured Obligation means, at any time, any Secured Obligation (or portion thereof) that is not an Unliquidated Secured Obligation at such time.

Lockbox Account has the meaning set forth in Section 5.

Lyondell means Lyondell Chemical Company, a Delaware corporation.

LyondellBasell Receivables means LyondellBasell Receivables I, LLC, a Delaware limited liability company.

own refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and acquire refers to the acquisition of any such rights.

Perfection Certificate means a certificate substantially in the form of Exhibit A, completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Administrative Agent, and signed by an officer of each Lien Grantor.

Permitted Liens means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to the Credit Agreement, including Liens arising in connection with any Securitization Facility.

Pledged, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time.  For example, Pledged Inventory means Inventory that is included in the Collateral at such time.

Post-Petition Interest means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Lien Grantor (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

Proceeds means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of any Lien Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

Receivables means all indebtedness (whether constituting Accounts or General Intangibles or Chattel Paper or otherwise) of any Person owing to a Lien Grantor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto.

Receivables Agent means Citibank, in its capacity as administrative agent under the 2007 Securitization Facility, and its successors in such capacity.

Receivables Concentration Account has the meaning set forth in Section 5.

Receivables Funding Account has the meaning set forth in Section 5.

Related Documents means the Credit Agreement, any promissory notes issued pursuant to Section 2.09(d) of the Credit Agreement, the Collateral Documents and the documentation governing the Additional Secured Obligations.

Related Parties means, with respect to any specified Person, such Persons Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

Related Transferred Rights has the meaning specified in Section 2(c) hereof.

Release Conditions means the following conditions for terminating all the Transaction Liens:

(i)     all Commitments under the Credit Agreement shall have expired or been terminated;

(ii)    all Liquidated Secured Obligations shall have been paid in full; and

(iii)   no Specified Unliquidated Secured Obligation shall remain outstanding or the Lien Grantors shall have deposited with the Administrative Agent, in respect of each such Specified Unliquidated Secured Obligation, cash in an amount at least equal to 105% of the Estimated Liquidated Amount thereof (or such lesser amount satisfactory to the Administrative Agent and the related Secured Party), which cash may be invested in Liquid Investments.

Restricted Account means any of the Lockbox Accounts, the Receivables Concentration Account, the Receivables Funding Account, the Inventory Concentration Account and the Cash Collateral Account.

Secured Agreement, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Lien Grantors and/or rights of the holder with respect to such Secured Obligation.

Secured Cash Management Obligations means obligations of one or more Loan Parties and their subsidiaries owing to the depositary bank which provides cash management services (including treasury, depositary, overdraft, electronic funds transfer, automated clearing house transfer, purchasing card and other cash management arrangements), provided that such depositary bank (i) is the depositary bank in relation to a Restricted Account or (ii) was a Lender (or an Affiliate of a Lender) at the time at which the instrument referred to in clause (x) below was delivered; provided further that (x) the relevant Lien Grantors and such depositary bank shall have expressly agreed in writing that such obligations constitute Secured Cash Management Obligations entitled to the benefits of the Collateral Documents and (y) such depositary bank shall have delivered to the Administrative Agent an instrument in form and substance satisfactory to the Administrative Agent to the effect set forth in clause (x) of this proviso, and acknowledging and agreeing to be bound by the terms of this Agreement with respect to such obligations.  Each depositary bank in respect of any Secured Cash Management Obligations shall report to the Administrative Agent from time to time as requested concerning the related exposures.

Secured Loan Obligations means all principal of all Loans and LC Disbursements outstanding from time to time under the Credit Agreement, all interest (including Post-Petition Interest) on such Loans and LC Disbursements and all other amounts now or hereafter payable by the Borrowers pursuant to the Loan Documents.

Secured Obligations means the Secured Loan Obligations and the Additional Secured Obligations.

Secured Parties means the holders from time to time of the Secured Obligations, and Secured Party means any of them as the context may require.

Specified Unliquidated Secured Obligation means an Unliquidated Secured Obligation other than contingent general indemnification obligations (such as those in Section 10.05 of the Credit Agreement).

Sweep Account has the meaning set forth in Section 5.

Transaction Liens means the Liens granted by the Lien Grantors under the Collateral Documents.

Transferred Receivables means (i) any Receivables that have been sold, contributed or otherwise transferred to LyondellBasell Receivables pursuant to the 2007 RSA in connection with the 2007 Securitization Facility, (ii) any Receivables that have been sold, contributed or otherwise transferred to Basell Capital Corporation pursuant to the 2005 PCA in connection with the 2005 Securitization Facility, (iii) any other Receivables that have been sold, contributed or otherwise transferred to any purchaser of such Receivables in connection with any other Securitization Facility and (iv) any Excluded Receivables.

UCC means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Unliquidated Secured Obligation means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature or unliquidated at such time, including any Secured Obligation that is:

(i)         an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;

(ii)        any other obligation (including any guarantee) that is contingent in nature at such time; or

(iii)       an obligation to provide collateral to secure any of the foregoing types of obligations.

(d)    Terms Generally.  The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words include, includes and including shall be deemed to be followed by the phrase without limitation.  The word will shall be construed to have the same meaning and effect as the word shall.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Persons successors and assigns, (c) the words herein, hereof and hereunder, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the word property shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.  Grant of Transaction Liens.   (a) Each Lien Grantor, in order to secure the Secured Obligations, grants to the Administrative Agent for the benefit of the Secured Parties a continuing security interest in all the following property of such Lien Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located, subject to the exceptions set forth in Section 2(b) (collectively, the Collateral):

(i)         all Inventory;

(ii)        all Receivables;

(iii)       all Contracts;

(iv)       the Inventory Concentration Account, the Sweep Account and the Cash Collateral Account;

(v)       (A) all rights under the 2007 Securitization Facility including, without limitation, all amounts payable by or for the account of LyondellBasell Receivables to or for the account of any Lien Grantor in connection with the 2007 Securitization Facility, (B) all rights under the 2005 Securitization Facility including, without limitation, all amounts payable by or for the account of Basell Capital Corporation to or for the account of any Lien Grantor in connection with the 2005 Securitization Facility and (C) all rights under any other Securitization Facility including, without limitation, all amounts payable to or for the account of any Lien Grantor in connection with such Securitization Facility;

(vi)      all Equity Interests in, and all indebtedness owed to a Lien Grantor by, (i) LyondellBasell Receivables and (ii) Basell Capital Corporation;

(vii)     all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Lien Grantor relating to any Collateral listed in clauses (i) through (vi) and (viii) of this Section; and

(viii)    all Proceeds which are either Cash Proceeds or property of the type described in the foregoing clauses (i) through (v) of the Collateral described in the foregoing clauses (i) through (vii).

(b)      The Collateral shall not include any Receivables effectively conveyed, sold, contributed or otherwise transferred under (i) the 2005 Securitization Facility or (ii) the 2007 Securitization Facility.

(c)       The Administrative Agent shall release (such release to be effected pursuant to the terms of Section 12 hereof) any security interest granted to it in the following property or rights (other than to the extent such property constitutes property described in Section 2(b) above):

(i)        all Transferred Receivables;

(ii)       all cash collections and other cash proceeds of such Transferred Receivables (including, without limitation, (x) all cash proceeds of items (iii) through (viii) below and (y) all cash collections and other cash proceeds deemed to have been received, and actually paid, pursuant to Section 2.03 of the 2007 RSA or Section 2.04 of the 2005 PCA);

(iii)      all security agreements, invoices or other Contracts that relate to any such Transferred Receivable;

(iv)      all goods (including returned goods (except as otherwise provided in the Intercreditor Agreement)), if any, relating to the sale which gave rise to any such Transferred Receivable;

(v)      all other security interests or liens and property subject thereto from time to time purporting to secure payment of any such Transferred Receivable, whether pursuant to the invoice or other Contract relating to such Transferred Receivable or otherwise, together with all financing statements signed or authenticated by an obligor in respect of any such Transferred Receivable describing any collateral securing any such Transferred Receivable,

(vi)     all lock boxes and accounts  (other than the Inventory Concentration Account, the Sweep Account and the Cash Collateral Account) to which collections under item (ii) are sent and deposited, and all funds and investments therein;

(vii)    all supporting obligations, including all letter of credit rights, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Transferred Receivables, whether pursuant to the invoice or other Contract relating to any such Transferred Receivable or otherwise;

(viii)   all invoices, Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property and rights) relating to such Transferred Receivables and the obligors thereon;

(ix)      all Cash Proceeds of the items described in items (i) through (viii), together with all of such transferees rights, remedies, powers and privileges with respect to such Transferred Receivables (preceding items (i) through (viii), collectively, the Related Transferred Rights); and

(x)       rights of any Lien Grantor in respect of any General Intangible to the extent such General Intangible by its terms, by the terms of any related agreement with a Person other than an Affiliate of such Lien Grantor or by the terms of any applicable law under which it arises (A) validly prohibits the creation of a security interest therein by any Lien Grantor, (B) validly requires the consent of any third party to the creation of a security interest therein or (C) validly gives rise to any right of termination or default remedy by reason of the creation of a security interest therein.

(d)      With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in all right, title and interest of any Lien Grantor in and to (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(e)       With respect to all Inventory included in the Collateral from time to time, each Lien Grantor hereby grants to the Administrative Agent an irrevocable, fully paid, non-exclusive, transferable license to use any Intellectual Property which is embodied in, or the use of which is necessary or appropriate in order to realize the value of, such Inventory, except to the extent that such grant of such license would be validly prohibited by the terms of an agreement relating to such Intellectual Property between the Lien Grantor and an unaffiliated Person.

(f)       The Transaction Liens are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Lien Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 3.  General Representations And Warranties.  Each Lien Grantor represents and warrants that:

(a)     Such Lien Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in the Perfection Certificate.

(b)     Such Lien Grantor has good title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Liens.

(c)      Such Lien Grantor has not knowingly performed any acts that prevent the Administrative Agent from enforcing any of the provisions of the Collateral Documents or that would materially limit the Administrative Agent in any such enforcement.  No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Lien Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except (x) financing statements with respect to which duly executed termination statements shall have been delivered to the Administrative Agent not later than the Effective Date and (y) financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens.  After the Effective Date, no Collateral owned by such Lien Grantor will be in the possession or under the control of any other Person having a Lien thereon, other than a Permitted Lien.

(d)      The Transaction Liens on all Collateral owned by such Lien Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Effective Date (or, if such Lien Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations.

(e)      Such Lien Grantor has delivered a counterpart to the Perfection Certificate to the Administrative Agent.

(f)       When UCC financing statements describing the Collateral as set forth in the Perfection Certificate have been filed in the offices specified in the Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Collateral owned by such Lien Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens.  Except for the filing of such UCC financing statements, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Collateral Documents or is necessary for the validity or enforceability thereof or for the perfection of the Transaction Liens pursuant to the UCC or for the enforcement of the Transaction Liens pursuant to the UCC.

(g)      Such Lien Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Receivables purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.

(h)      Any Inventory produced by such Lien Grantor in the United States has or will have been produced in compliance, in all material respects, with the applicable requirements of the Fair Labor Standards Act, as amended.

(i)       Other than a Restricted Account, there is no deposit account owned by such Lien Grantor into which any collections or other payments or proceeds in respect of Collateral are to be deposited.

SECTION 4.  Further Assurances; General Covenants.  Each Lien Grantor covenants as follows:

(a)      Such Lien Grantor will, from time to time, at its own expense, execute, deliver, authorize, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action that from time to time may be reasonably necessary, or that the Administrative Agent may reasonably request, in order to:

(i)        create, preserve, perfect, confirm or validate the Transaction Liens on the Collateral;

(ii)       enable the Administrative Agent and the other Secured Parties to obtain the full benefits of the Collateral Documents; or

(iii)      enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies with respect to any of the Collateral.

To the extent permitted by applicable law, such Lien Grantor authorizes the Administrative Agent to execute and file such financing statements or continuation statements without the Lien Grantors signature appearing thereon, which financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Administrative Agent may determine, in its reasonable discretion, is necessary or appropriate to ensure the perfection of the security interest in the Collateral granted to Administrative Agent herein, including, without limitation, describing such property as all assets, whether now owned or hereafter acquired or words of similar effect.  The Administrative Agent agrees to provide such Lien Grantor with copies of any such financing statements and continuation statements.  Such Lien Grantor constitutes the Administrative Agent its attorney-in-fact to execute and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by such Lien Grantor terminate pursuant to Section 12.  The Borrowers will pay the reasonable out-of-pocket costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b)       [Reserved]

(c)       If any of its Collateral is in the possession or control of a warehouseman, bailee or agent at any time, such Lien Grantor will, promptly upon the request of the Administrative Agent made during a Sweep Period, (i)notify such warehouseman, bailee or agent of the relevant Transaction Liens and (ii) instruct such warehouseman, bailee or agent to hold all such Collateral for the Administrative Agents account subject to the Administrative Agents instructions (which shall permit such Collateral to be removed by such Lien Grantor in the ordinary course of business until the Administrative Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing).

(d)       Such Lien Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Lien Grantor may do any of the foregoing unless (i) doing so would breach a covenant in the Credit Agreement or(ii)an Event of Default shall have occurred and be continuing and the Administrative Agent, upon the instructions of the Required Lenders,  shall have notified such Lien Grantor that its right to do so is terminated, suspended or otherwise limited.

(e)       Such Lien Grantor will, promptly upon request, provide to the Administrative Agent all information and evidence concerning the Collateral that the Administrative Agent may reasonably request from time to time to enable it to enforce the provisions of the Collateral Documents.

SECTION 5.  Restricted Accounts. The Lien Grantors will at all times after the end of the Compliance Period cause to be maintained a system of deposit accounts complying with each of the requirements set forth below:

(a)       Lockbox Accounts.  All payments by or for the account of the account debtors under all Pledged Receivables and under all Transferred Receivables sold, contributed or otherwise transferred to LyondellBasell Receivables (except for certain wire transfers made directly from the account debtor to the Receivables Concentration Account) will be deposited directly upon receipt by a Lien Grantor or LyondellBasell Receivables to the credit of one or more lockbox deposit accounts in the name of LyondellBasell Receivables maintained with Bank of America, N.A. or another depositary bank approved in writing by the Administrative Agent (Lockbox Accounts).  No deposits from any other source will be made to the Lockbox Accounts by a Lien Grantor or LyondellBasell Receivables.  The depositary bank will be instructed to transfer all credit balances in each Lockbox Account to the Receivables Concentration Account not later than the close of business on each Business Day, and no other withdrawals shall be permitted.  Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(b)      Receivables Concentration Account.  The Lien Grantors will cause LyondellBasell Receivables to maintain a deposit account in the name of LyondellBasell Receivables with Bank of America, N.A. or another depositary bank approved in writing by the Administrative Agent (the Receivables Concentration Account).  All amounts deposited to the credit of any Lockbox Account will be transferred to the Receivables Concentration Account as contemplated by subsection (a) above, and no deposits from any other source will be made by a Lien Grantor or LyondellBasell Receivables to the Receivables Concentration Account (except as noted in subsection (a) above).  The Receivables Concentration Account will be subject to the Control of the Receivables Agent.  Subject to the rights of the Receivables Agent, the depositary bank will be instructed to transfer all credit balances in the Receivables Concentration Account to the Receivables Funding Account not later than the close of business on each Business Day, and no other withdrawals shall be permitted.  Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(c)       Receivables Funding Account.  The Lien Grantors will cause LyondellBasell Receivables to maintain a deposit account in the name of LyondellBasell Receivables with Bank of America, N.A. or another depositary bank approved in writing by the Administrative Agent (the Receivables Funding Account).  Subject to the rights of the Receivables Agent, the depositary bank will be instructed to transfer all credit balances in the Receivables Funding Account, other than such portion of such credit balances that such depositary bank is instructed to remit to the Receivables Agent pursuant to the 2007 Securitization Facility, to the Inventory Concentration Account not later than the close of business on each Business Day, and no other withdrawals shall be permitted.  Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(d)      Inventory Concentration Account.  The Lien Grantors have established deposit accounts with Bank of America, N.A. in the name of the Lien Grantor set forth, and with such account numbers as set forth, under the heading Inventory Concentration Account in Schedule 11 to the Perfection Certificate (collectively, the Inventory  Concentration Account).  Except to the extent remitted to the Receivables Agent pursuant to the 2007 Securitization Facility, all amounts deposited to the credit of the Receivables Funding Account will be transferred to the Inventory Concentration Account as contemplated by subsection (c) above.  In addition, all (i) payments by LyondellBasell Receivables of the purchase price for Transferred Receivables pursuant to the 2007 Securitization Facility and (ii) other proceeds of sale or other disposition of Collateral will be deposited directly into the Inventory Concentration Account.  No deposits from any other source will be made to the Inventory Concentration Account.  The Inventory Concentration Account will be subject to the Control of the Administrative Agent.  Subject to the rights of the Administrative Agent, the depositary bank will be instructed to transfer all credit balances in the Inventory Concentration Account to such account or accounts as the Borrowers Agent may designate from time to time not later than the close of business on each Business Day.

(e)       Sweep Account.  The Lien Grantors will maintain a deposit account with Citibank, N.A. in the name of the Lien Grantor set forth, and with such account number as set forth, under the heading Sweep Account in Schedule 11 to the Perfection Certificate (the Sweep Account), which shall be under the Control of the Administrative Agent.  During each Sweep Period, all amounts deposited to the credit of the Inventory Concentration Account will be transferred to the Sweep Account pursuant to instructions given by the Administrative Agent to the depositary bank for the Inventory Concentration Account.  In addition, during any Sweep Period, the Receivables Agent will cause all amounts received by it from the Receivables Concentration Account and otherwise required to be remitted to a Lien Grantor pursuant to the 2007 Securitization Facility to be deposited directly in the Sweep Account.  All amounts so deposited to the Sweep Account shall be applied pursuant to the instructions of the Administrative Agent as required under the terms of Section 2.08 of the Credit Agreement and, so long as no Default shall then be continuing, any balance remaining after such application shall be remitted to the Lien Grantors in accordance with the instructions of the Borrowers Agent to the Administrative Agent.  Any amounts not so applied or remitted shall be deposited in the Cash Collateral Account and released to the Borrowers in accordance with the final sentence of Section 2.08(b)(ii) of the Credit Agreement.

(f)        Cash Collateral  Account.  The Lien Grantors will maintain one or more deposit accounts with Citibank, N.A. in the name of those Lien Grantors set forth, and with such account numbers as set forth, under the heading Cash Collateral Accounts in Schedule 11 to the Perfection Certificate (collectively, the Cash Collateral Account), which shall be under the Control of the Administrative Agent.  The Borrowers may from time to time at their election cause monies to be deposited to the credit of the Cash Collateral Account and held therein as contemplated by the Credit Agreement.  Amounts on deposit in the Cash Collateral Account may be withdrawn therefrom upon request of the Borrowers Agent to the Administrative Agent, upon satisfaction of the applicable conditions specified in the Credit Agreement and as specified in the Intercreditor Agreement.

(g)      Certain Remedies. If an Event of Default shall have occurred and be continuing, the Administrative Agent may (i) retain all cash and investments then held in the Cash Collateral Account, (ii) liquidate any or all investments held therein and/or (iii) withdraw any amounts held therein and apply such amounts as provided in Section 7(a).

(h)      Funds held in the Cash Collateral Account may, until withdrawn or otherwise applied pursuant hereto, be invested and reinvested in such Liquid Investments as the Borrowers Agent shall request from time to time; provided that, if an Event of Default shall have occurred and be continuing, the Administrative Agent may select such Liquid Investments.

(i)       If immediately available cash on deposit in the Cash Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Administrative Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to the Cash Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

SECTION 6.  Remedies upon Event of Default.  (a) If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Collateral Documents.

(b)      Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, the Administrative Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held in the Cash Collateral Account and apply such cash as provided in Section 7 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof.  Notice of any such sale or other disposition shall be given to the Lien Grantors as required by Section 13.

SECTION 7.  Application of Proceeds.  (a)If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply (i) any cash held in the Cash Collateral Account and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first,
to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Administrative Agent, and all expenses, liabilities and advances incurred or made by the Administrative Agent in connection with the Collateral Documents, and any other amounts then due and payable to the Administrative Agent pursuant to Section 8 or to any Agent pursuant to the Credit Agreement;

second,
to pay ratably all interest (including Post-Petition Interest) on the Secured Obligations and all commitment and other fees payable under the Related Documents, until payment in full of all such interest and fees shall have been made;

third,
to pay ratably all (i) amounts required to be deposited in the Cash Collateral Account as cash collateral for the LC Exposure under the Credit Agreement and (ii) unpaid principal of Swingline Loans, until payment in full of all such amounts shall have been made;

fourth,	to pay the unpaid principal of the Revolving Loans ratably, until payment in full of the principal of all Revolving Loans shall have been made;

fifth,
to pay ratably all Secured Cash Management Obligations permitted under this Agreement (or provide for the payment thereof pursuant to Section 7(b)), until payment in full of all such Secured Cash Management Obligations shall have been made (or so provided for);

sixth,
to pay all other Secured Obligations ratably (or provide for the payment thereof pursuant to Section 7(b)), until payment in full of all such other Secured Obligations shall have been made (or so provided for); and

finally,	to pay to the relevant Lien Grantor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b)      If at any time any portion of any monies collected or received by the Administrative Agent would, but for the provisions of this Section 7(b), be payable pursuant to Section 7(a) in respect of an Unliquidated Secured Obligation, the Administrative Agent shall not apply any monies to pay such Unliquidated Secured Obligation but instead shall request the holder thereof, at least ten days before each proposed distribution hereunder, to notify the Administrative Agent and the Borrowers as to the Estimated Liquidated Amount of such Unliquidated Secured Obligation.  If the holder of such Unliquidated Secured Obligation does not notify the Administrative Agent and the Borrowers of the Estimated Liquidated Amount thereof at least two Business Days before such distribution, such Unliquidated Secured Obligation will not be entitled to share in such distribution.  If such holder does so notify the Administrative Agent as to the Estimated Unliquidated Amount thereof, the Administrative Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Unliquidated Secured Obligation were outstanding in the Estimated Liquidated Amount thereof.  However, the Administrative Agent will not apply such portion of such monies to pay such Unliquidated Secured Obligation, but instead will hold such monies or invest such monies in Liquid Investments.  All such monies and Liquid Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 7(b) rather than Section 7(a).  The Administrative Agent will hold all such monies and Liquid Investments and the net proceeds thereof in trust until all or part of such Unliquidated Secured Obligation becomes a Liquidated Secured Obligation, whereupon the Administrative Agent, at the request of the relevant Secured Party, will apply the amount so held in trust to pay such Liquidated Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 7(a) (i.e., clause second, fourth or fifth) were not paid in full, the Administrative Agent will apply the amount so held in trust to pay the same percentage of such Liquidated Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 7(a).  If (i) the holder of such Unliquidated Secured Obligation shall advise the Administrative Agent that no portion thereof remains in the category of an Unliquidated Secured Obligation and (ii)the Administrative Agent still holds any amount held in trust pursuant to this Section 7(b) in respect of such Unliquidated Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Liquidated Secured Obligations), such remaining amount will be applied by the Administrative Agent in the order of priorities set forth in Section 7(a).

(c)       All distributions made by the Administrative Agent pursuant to this Section shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 8.  Fees and Expenses; Indemnification.  Error! Bookmark not defined. Each Lien Grantor will, within ten Business Days of written demand therefor, pay to the Administrative Agent:

(i)        the amount of any taxes (other than Excluded Taxes) that the Administrative Agent has been required to pay by reason of the Transaction Liens or to free any Collateral from any Lien thereon in connection with the exercise of remedies hereunder; and

(ii)       the amount of any and all reasonable out-of-pocket expenses incurred by the Administrative Agent, including reasonable fees, expenses, charges and disbursements of Davis Polk & Wardwell, special counsel for the Administrative Agent, and any local counsel retained by them, in connection with (x) the administration or enforcement of the Collateral Documents, including such reasonable out-of-pocket expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Administrative Agent of any of its rights or powers under the Collateral Documents.

If any Lien Grantor shall default in the payment of any amounts required to be paid by it pursuant to this Section 8, such Lien Grantor shall pay interest on such amount in accordance with Section 2.11 of the Credit Agreement.

(b)          If any Other Tax is payable in connection with any transfer or other transaction provided for in the Collateral Documents, the relevant Lien Grantor will pay such tax to the relevant Governmental Authority in accordance with applicable law.

SECTION 9.  Authority to Administer Collateral.  Each Lien Grantor irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Lien Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at such Lien Grantors expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral (to the extent necessary to pay the Secured Obligations in full):

(a)      to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(b)      to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(c)       to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof;

(d)      to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto; and

(e)       with respect to Equity Interests in LyondellBasell Receivables, to exercise all voting and other rights to which the owner thereof is entitled;

provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent will give the relevant Lien Grantor at least ten days prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made.  Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Administrative Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 10.  Limitation on Duty in Respect of Collateral.  Beyond the exercise of reasonable care in the custody and preservation thereof, the Administrative Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto.  The Administrative Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Administrative Agent in good faith or by reason of any act or omission by the Administrative Agent pursuant to instructions from the Administrative Agent, except to the extent that such liability arises from the Administrative Agents bad faith, gross negligence or willful misconduct.

SECTION 11.  General Provisions Concerning the Administrative Agent.

(a)      The provisions of Article 8 of the Credit Agreement shall inure to the benefit of the Administrative Agent, and shall be binding upon all Lien Grantors and all Secured Parties, in connection with this Agreement and the other Collateral Documents.  Without limiting the generality of the foregoing, (i)the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Collateral Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02 of the Credit Agreement), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Borrower or its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Collateral Documents. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers Agent or a Secured Party.

(b)      Sub-Agents and Related Parties.  The Administrative Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties.  The exculpatory provisions of Section 10 and this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

(c)       Information as to Secured Obligations and Actions by Secured Parties.  For all purposes of the Collateral Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Lenders, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii)the Borrowers, to the extent that the Administrative Agent has not obtained information from the foregoing sources.

(d)       Refusal to Act.  The Administrative Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Administrative Agents opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Administrative Agent to liability (unless the Administrative Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(e)      Copies of Certain Notices.  Within two Business Days after it receives or sends any notice referred to in this subsection, the Administrative Agent shall send to the Lenders and each Secured Party Requesting Notice, copies of any certificate designating additional obligations as Secured Obligations received by the Administrative Agent pursuant to Section 13 and any notice given by the Administrative Agent to any Lien Grantor, or received by it from any Lien Grantor, pursuant to Section 6, 7, 9 or 12.

SECTION 12.  Termination of Transaction Liens; Release of Collateral.

(a)      The Transaction Liens shall terminate when all the Release Conditions are satisfied.

(b)      The Transaction Liens (x) with respect to any Pledged Receivables shall terminate automatically when such Receivables have become Transferred Receivables and (y) with respect to any other Collateral shall terminate upon the sale of such Collateral to a Person other than Lyondell or an Affiliate of Lyondell in a transaction not prohibited by the Loan Documents.  In each case, such termination shall not require the consent of any Secured Party, and the Administrative Agent and any third party shall be fully protected in relying on a certificate of the Borrowers Agent as to whether any Pledged Receivables qualify as Transferred Receivables (including without limitation whether the transfer thereof is permitted under the Credit Agreement and this Agreement), as to whether the sale of any other Collateral is permitted by the Loan Documents and as to whether an Event of Default exists.

(c)       In the case of any Pledged Receivables, the Transaction Liens with respect to the Related Transferred Rights shall terminate automatically when such Pledged Receivables become Transferred Receivables.  Such termination shall not require the consent of any Secured Party.

(d)      At any time before the Transaction Liens terminate, the Administrative Agent may, at the written request of the Borrowers Agent, (i)release any Collateral (but not all or substantially all of the Collateral) with the prior written consent of the Required Lenders or (ii)release all or substantially all of the Collateral with the prior written consent of all the Lenders.

(e)       Upon any termination of a Transaction Lien or release of Collateral, the Administrative Agent will, at the expense of the relevant Lien Grantor, execute and deliver to the Borrowers Agent such documents as the Borrowers Agent shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

SECTION 13.  Additional Lien Grantors.  Any U.S. Affiliate of Lyondell may become a party hereto upon the full execution and delivery to the Administrative Agent of a Borrower Designation substantially in the form of Exhibit G to the Credit Agreement, whereupon such Affiliate shall become a Borrower, and a Lien Grantor.

SECTION 14.  Notices.  Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 10.01 of the Credit Agreement.

SECTION 15.  No Implied Waivers; Remedies Not Exclusive.  No failure by the Administrative Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 16.  Successors and Assigns.  This Agreement is for the benefit of the Administrative Agent and the Secured Parties.  If all or any part of any Secured Partys interest in any Secured Obligation is assigned or otherwise transferred, the transferors rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation.  This Agreement shall be binding on the parties hereto and their respective successors and assigns.

SECTION 17.  Amendments and Waivers.  Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, with the consent of such Lenders as are required to consent thereto under Section 10.02 of the Credit Agreement.  No such waiver, amendment or modification shall (i) be binding upon any Lien Grantor, except with its written consent, or (ii) materially and adversely affect the rights of a Secured Party (other than a Lender) hereunder more adversely than it affects the comparable rights of the Lenders hereunder, without the consent of such Secured Party.

SECTION 18.  Choice of Law.  This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York.

SECTION 19.  Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the liens and security interests granted to the Administrative Agent and the Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement with respect to the Collateral, (other than with respect to Section 2(a) and Section 2(b) hereof) the terms of the Intercreditor Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LYONDELL CHEMICAL COMPANY,

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative

EQUISTAR CHEMICALS, LP HOUSTON REFINING LP, as Lien Grantors

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative

BASELL USA INC.

By:	/s/ Francesco Svelto
Name: Francesco Svelto
Title: Authorized Representative

CITIBANK, N.A.,
as Administrative Agent

By:	/s/ Matthew Paquin
Name: Matthew Paquin
Title: Vice President

EXHIBIT A

to Security Agreement

[PERFECTION CERTIFICATE]

PERFECTION CERTIFICATE

December 20, 2007

Reference is hereby made to that certain Security Agreement dated as of December 20, 2007 (the “Security Agreement”), among Lyondell Chemical Company, as Borrower's Agent, the Lien Grantors party thereto and Citibank N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used but not defined herein have the meanings assigned in the Security Agreement.

The undersigned hereby certify to the Administrative Agent as follows:

1.	Names.

(a) The exact legal name of Borrower's Agent, each Lien Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a).  Each of Borrower's Agent and Lien Grantor is the type of entity disclosed next to its name in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, of Borrower's Agent and each Lien Grantor and the jurisdiction of formation of Borrower's Agent and each Lien Grantor.

(b) Set forth in Schedule 1(b) hereto are any other corporate or organizational names Borrower's Agent and each Lien Grantor has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by Borrower's Agent and each Lien Grantor, or any other business or organization to which Borrower's Agent and each Lien Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years.  Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which Borrower's Agent and each Lien Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years.  Except as set forth in Schedule 1(c), neither Borrower's Agent nor any Lien Grantor has changed its jurisdiction of organization at any time during the past four months.

2.	Chief Executive Office. The chief executive office of Borrower's Agent and each Lien Grantor is located at the address set forth in Schedule 2 hereto.

3.
Prior Chief Executive Offices.  Set forth in Schedule 3 is the information required by Schedule 2 with respect to any chief executive office previously maintained by Borrower's Agent and each Lien Grantor at any time during the past five years.

4.
Extraordinary Transactions.  Within the last five years, except for those purchases or acquisitions in excess of $100,000,000 and other transactions described on Schedule 4 attached hereto, all of the Collateral has been acquired by Borrower's Agent and each Lien Grantor in the ordinary course of business.

5.
File Search Reports.  Attached hereto as Schedule 5 are the file search reports from the Uniform Commercial Code filing offices in each jurisdiction identified in Section 1(a) with respect to each legal name set forth in Section 1.

6.
UCC Filings.  Financing statements in the form attached as Schedule 6 have been prepared for filing in the proper Uniform Commercial Code filing offices in the jurisdictions identified in Schedule 7 hereof.

7.	Schedule of Filings. Attached hereto as Schedule 7 is a schedule of the appropriate filing offices for the financing statements attached hereto as Schedule 6.

8.	Termination Statements. Attached hereto as Schedule 8 are the termination statements in the appropriate form for filing in each applicable jurisdiction.

9.
Equity Interests.  Attached hereto as Schedule 9 is a list of all of the authorized, and the issued and outstanding Equity Interests of LyondellBasell Receivables I, LLC and the record and beneficial owners of such Equity Interests.

10.
Instruments.  Attached hereto as Schedule 10 is a list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business) and other evidence of indebtedness and obligations owed by LyondellBasell Receivables I, LLC to Borrower's Agent and each Lien Grantor.

11.
Accounts.  Attached hereto as Schedule 11 is the account number, type of account and name and address of the financial institution for each of the Inventory Concentration Account, the Sweep Account and the Cash Collateral Account.

[Signature Page Follows]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as the day and year first above written.

LYONDELL CHEMICAL COMPANY, as

Borrower's Agent

By:	___________________________

Name:

Title: Authorized Officer

EQUISTAR CHEMICALS, LP, as

Lien Grantor

By:	____________________________

Name:

Title: Authorized Officer

HOUSTON REFINING LP, as Lien Grantor

By:

Name:

Title:	Authorized Officer

BASELL USA INC., as Lien Grantor

By:

Name:

Title:	Authorized Officer